As filed with the Securities and Exchange Commission on June 19, 1998


                                                 Registration No._______________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                       PALOMAR MEDICAL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   04-3128178
                     (I.R.S. employer identification number)

     45 Hartwell Avenue, Lexington, Massachusetts 02421-3102 (781) 676-7300
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                               Sarah Burgess Reed
                                 General Counsel
                       Palomar Medical Technologies, Inc.
                               45 Hartwell Avenue
                       Lexington, Massachusetts 02421-3102
                                 (781) 676-7300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
______________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------- ------------------- --------------------- ------------------- -------------------------------
        Title of Shares             Amount to be           Proposed             Proposed
       to be Registered              Registered            Maximum              Maximum        Amount of Registration
                                                        Offering Price         Aggregate       Fee
                                                          Per Share          Offering Price
-------------------------------- ------------------- --------------------- ------------------- -------------------------------
-------------------------------- ------------------- --------------------- ------------------- -------------------------------
Common  Stock,  par value  $.01     7,735,000(1)            $2.94(2)            $22,740,900(2)     $6,891(2)
per share.
-------------------------------- ------------------- --------------------- ------------------- -------------------------------
Common  Stock,  par value  $.01     7,317,000(1)            $1.11(2)            $8,121,870(2)      $2,461(2)
per share.

-------------------------------- ------------------- --------------------- ------------------- -------------------------------


(1) Consists of (i) 7,200,000 shares of common stock issued pursuant to a Securities Purchase Agreement dated February 20, 1998, (ii) 7,735,000 shares of common stock issuable pursuant to certain common stock purchase warrants, (iii) 100,000 shares of common stock issued in connection with advisory services (iv) 15,000 shares of common stock issued in connection with investor relations services and (v) 2,000 shares of common stock issued to an individual pursuant to a Settlement Agreement dated March 4, 1998.

(2) Estimated solely for purposes of calculation of the fee. The actual number of shares of common stock issuable upon conversion of the foregoing may be more or less than such estimate based on a variety of factors, including the date of conversion and the price of the common stock on such date. The fee for the warrants is estimated pursuant to Rule 457(g) under the Act on the basis of the weighted average exercise price. The fee for the common stock is estimated pursuant to Rule 457(c) under the Act on the basis of the average of the high and low sale prices reported on the Nasdaq SmallCap Market on June 16, 1998.

     Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such common stock as may become issuable or to prevent dilution resulting from stock splits, stock dividends or similar transactions as set forth in the terms of the warrants referred to above.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION DATED June 19, 1998

PROSPECTUS

                       PALOMAR MEDICAL TECHNOLOGIES, INC.

                        15,052,000 shares of common stock
                                 consisting of:
      (i) 7,200,000 shares of common stock issued pursuant to a Securities
                   Purchase Agreement dated February 20, 1998,
                 (ii) 7,735,000 shares of common stock issuable
               pursuant to certain common stock purchase warrants,
(iii)100,000 shares of common stock issued in connection with advisory services,
     (iv) 15,000 shares of common stock issued in connection with investor relations services and
     (v) 2,000 shares of common stock issued to an individual pursuant to a
                    Settlement Agreement dated March 4, 1998.

     This Prospectus relates to 15,052,000 shares of common stock, $.01 par value, (the "Shares") of Palomar Medical Technologies, Inc. (the "Company", the "Registrant" or "Palomar") consisting of: (i) 7,200,000 shares of common stock issued pursuant to a Securities Purchase Agreement dated February 20, 1998, (ii) 7,735,000 shares of common stock issuable pursuant to certain common stock purchase warrants, (iii) 100,000 shares of common stock issued in connection with advisory services (iv) 15,000 shares of common stock issued in connection with investor relations services and (v) 2,000 shares of common stock issued to an individual pursuant to a Settlement Agreement dated March 4, 1998, all of which are exercisable as described in the Selling Stockholders and Plan of Distribution sections of the Prospectus. All shares to be registered hereby are to be offered by the selling stockholders listed herein (the "Selling Stockholders") and the Company will receive no proceeds from the sale of such shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments which such Selling Stockholders may be required to make in respect thereof. See "Plan of Distribution".

     The Company's common stock, par value $.01 per share, is listed on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") and traded on the Nasdaq SmallCap Market. The last reported bid price of the common stock on the Nasdaq SmallCap Market on June 18 was $1.09375 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGES 6 THROUGH 14.

     It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders on the sale of the Common Stock registered hereby. The Company will pay the other expenses of this offering. See "Plan of Distribution". The offer of shares of Common Stock by the Selling Stockholders as described in this Prospectus is referred to as the "Offering".

----------------------------- ----------------------------- ---------------------------- ----------------------------
                                    Price to Public         Underwriting Discounts and      Proceeds to Issuer or
                                                                    Commissions                 Other Persons
----------------------------- ----------------------------- ---------------------------- ----------------------------
----------------------------- ----------------------------- ---------------------------- ----------------------------
Per Unit.....................          $1.09375(1)                    0(2)                    $1.09375(1)(3)
Total.........................      $16,463,125(1)                    0(2)                 $16,463,125(1)(3)
----------------------------- ----------------------------- ---------------------------- ----------------------------

(1) Based on the closing bid price of the Company's common stock as reported on the Nasdaq SmallCap Market on June 18, 1998.

(2)  None, to the Company's  knowledge.

(3)  Less usual and customary brokerage fees.

                 The date of this Prospectus is ______________.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the public reference facilities maintained by the Commission on the 14th Floor, 75 Park Place, New York, New York 10007; Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and Suite 500 East, Securities and Exchange Commission Building, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and similar information can also be inspected and copied at the National Association of Securities Dealers, 1735 K Street, N.W., Washington, DC 20006-1500. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including the Company. The Commission's Web site address is http://www.sec.gov. This prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the Exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997, the Company's Quarterly Report on Form 10-Q for its quarter ending March 31, 1998 filed May 15, 1998; the Company's Form 8-K filed with the Commission on June 3, 1998, the Company's Form 8-K filed with the Commission on December 23, 1997, and the description of the Company's common stock contained in its Registration statement on Form 8-A filed with the Commission on June 6, 1992, as amended by Form 8 on December 17, 1992, all of which have been previously filed with the Commission, are incorporated in this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering made hereby are also incorporated by reference herein and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to: John J. Ingoldsby, Palomar Medical Technologies, Inc., 45 Hartwell Avenue, Lexington, Massachusetts 02421-3102; telephone number (781) 676-7300; e-mail address: JIPalomar@aol.com.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.

THE COMPANY  ........................................The Company  currently  has two  business  segments:  cosmetic
                                                     dermatological   laser  products  and  laser   services.   The
                                                     Company  anticipates  that it will  concentrate its efforts in the cosmetic  dermatological  laser  segment on hair  removal.
                                                     In   the   laser   services   segment,   which   is   in   the
                                                     proof-of-concept  stage,  the Company  intends to focus on its partnership with Columbia/HCA.

RISK FACTORS........................................ The Offering involves substantial risk.  See "Risk Factors".

SECURITIES OFFERED.................................. 15,052,000  shares of  Company  Common  Stock,  par value $.01 per share.  The actual number of shares  offered  hereby,  and
                                                     included  in  the   Registration   statement   of  which  this
                                                     Prospectus  is a part,  includes  such  additional  shares  of common  stock  as may  be  issuable  by  reason  of any  stock split,  stock  dividend or similar  transaction  involving the common  stock,  in order to prevent  dilution,  in  accordance with Rule 416 under the Securities Act of 1933.

OFFERING PRICE...................................... All or part of the  Shares  offered  hereby  may be sold  from time to time in amounts and on terms to be  determined  by the
                                                     Selling Stockholders at the time of sale.

USE OF PROCEEDS..................................... The  Company  will  receive no part of the  proceeds  from the sale of the shares  registered  pursuant to this  Registration
                                                     Statement.

SELLING STOCKHOLDERS................................ The Shares  being  offered  hereby are being  offered  for the account  of  the  Selling  Stockholders  specified  under  the caption "Selling Stockholders".

NASDAQ TRADING SYMBOL............................... PMTI

                                  RISK FACTORS

An investment in the Shares offered hereby involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements of the Company made by or on behalf of the Company. The Company advises readers not to place undue reliance on such forward-looking statements, which speak only as of the date hereof, in light of the risks and uncertainties to which they are subject. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect events or to reflect the occurrence of unanticipated events. The following factors should be considered carefully in evaluating the Company and its business. The cautionary statements below are being made pursuant to the provisions of the Reform Act and with the intention of obtaining the benefits of safe harbor provisions of the Reform Act.

     Substantial Continuing Losses; Doubt About Ability to Continue as a Going Concern. The Company incurred a net loss from continuing operations of $58,369,079 for the year ended December 31, 1997 and a net loss from operations of $6,838,682 for the quarter ended March 31, 1998. The Company expects to incur losses for the near term and through the third quarter of 1998. However, there can be no assurance that the Company will achieve profitable operations or that profitable operations will be sustained if achieved. At December 31, 1997, the Company's stockholders' deficit and working capital deficit was $6,183,687 and $9,138,975, respectively; at March 31, 1998, the Company's stockholders' deficit and working capital deficit was $5,023,695 and $7,993,042, respectively. The Company's Star Medical Technologies, Inc ("Star"), Palomar Medical Products, Inc. ("PMP") and Cosmetic Technologies International, Inc. ("CTI") subsidiaries each have had a history of losses. As a result, the report of the Company's independent public accountants in connection with the Company's Consolidated Balance Sheets at December 31, 1997 and 1996, and the related Consolidated Statements of Operations, Stockholders' Equity (Deficit) and Cash Flows for the three years ended December 31, 1997 includes an explanatory paragraph stating that the Company's recurring losses, working capital deficiency and stockholders' deficit raises substantial doubts about the Company's ability to continue as a going concern. The Company must continue to secure additional financing to complete its research and development activities, commercialize its current and proposed cosmetic laser products, and fund ongoing operations. The Company anticipates that it will require substantial additional financing during the next twelve-month period. The Company believes that the cash generated to date from its financing activities, continued sale of assets and the Company's ability to raise cash in future financing activities will be sufficient to satisfy its working capital requirements through the next twelve-month period. The Company bases its belief that it has the ability to raise cash in future financings on its demonstrated historical ability to raise money and its ongoing preliminary discussions with financing sources. However, there can be no assurance that this assumption will prove to be accurate or that events in the future will not require the Company to obtain additional financing sooner than presently anticipated. The Company may also determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the costs of acquisitions or expansion. To the extent that the Company finances an acquisition with a combination of cash and equity securities, any such issuance of equity securities could result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company incurs indebtedness to fund increased levels of accounts receivable or to finance the acquisition of capital equipment or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring substantial additional indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. The Company continues to investigate several financing alternatives, including strategic partnerships, additional bank financing, private, debt and equity financing and other sources, including the liquidation of its marketable securities. While the Company regularly reviews potential funding sources in relation to its ongoing and proposed projects, there can be no assurance that the current levels of funding or additional funding will be available, or if available will be on terms satisfactory to the Company. Failure to obtain additional financing could have a material adverse effect on the Company, including requiring it to significantly curtail its operations. (See March 31, 1998 Form 10-Q "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Notes 7 and 8 to Financial Statements; December 31, 1997 Form 10-K Item 1. "Description of Business - Financing of Operations and Increase in Outstanding Shares," and Notes 1, 6 and 7 to Financial Statements.)

     Dependence on New Relationship With Coherent. The Company has entered into a Sales Agency, Development and License Agreement with Coherent (the "Agreement") pursuant to which Coherent serves as exclusive distributor for the Company's laser based hair removal systems. As a result, the Company no longer has its own sales force. Coherent receives a marketing and sales commission, based on the end-user price, for each Palomar laser it sells. There can be no assurance that Coherent will be successful in distributing the Company's hair removal lasers or that it will give sufficient priority to marketing the Company's products. In addition, Coherent may develop, market and manufacture its own lasers that incorporate the Company's proprietary technology and compete with the Company's lasers, in which case it must pay the Company a royalty on such sales. If Coherent proves unable to sell Palomar's hair removal lasers in the volume anticipated, it could have a material adverse effect on the Company's business, financial condition and results of operations. Pursuant to the Agreement, if Palomar is unable (as defined) or unwilling to manufacture the cosmetic laser products to be distributed by Coherent, then Palomar will license to Coherent the technology necessary to make such products. The initial term of the Agreement is for three years, commencing on November 17, 1997. At the end of each year, the Agreement automatically renews for another year, unless either party provides written notice of its nonrenewal 30 days prior to the renewal date. In the Agreement, the Company has agreed to upgrade all its EpiLaser(R) laser systems sold prior to the date of the Agreement. The unanticipated loss of Coherent as a distributor, any significant reduction in orders from Coherent, the introduction by Coherent of competitive products, and unanticipated costly product upgrades would have a material adverse effect on the Company's business, financial condition and results of operations. (See December 31, 1997 Form 10-K Notes 3(i) and 12(e) to Financial Statements.)

     Dependence on New Products. The Company expects that a significant portion of future revenue will continue to be derived from sales of newly introduced products. The Company must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance for such products. However, there can be no assurance that development stage products will be successfully completed or, if developed, will achieve significant customer acceptance. If the Company were unable to successfully define, develop and introduce competitive new products, and enhance its existing products, its future results of operations would be adversely affected. Development and manufacturing schedules for technology products are difficult to predict, and there can be no assurance that the Company will achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to the future success of the Company. Delays, whether due to manufacturing delays, lack of market acceptance, delays in regulatory approval, or otherwise, could have a material adverse effect on the Company's results of operations. From time to time, the Company or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten life cycles of the Company's existing products. No assurance can be given that announcements of currently planned or other new products will not cause customers to defer purchasing existing Company products. To the extent that new products are not developed in a timely manner, do not achieve customer acceptance or do not generate higher sales prices and margins than existing products, the Company's business, financial condition and results of operations could be materially adversely affected.

     Dependence on Developing Market; Product Concentration. The market for laser hair removal is new and rapidly evolving. The Company currently derives substantially all of its revenues from its laser hair removal products and expects that revenues from these products will continue to account for substantially all of its revenues in the foreseeable future. Broad market acceptance of laser hair removal and, in particular, the Company's EpiLaser(R) and LightSheer(TM) laser hair removal systems is critical to the Company's future success.


     Holding Company Structure. The Company has no significant operations other than that incidental to its ownership of the capital stock of its subsidiaries. As a holding company, the Company is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet the Company's debt service and other obligations. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness.

     Limited Operating History. The Company's subsidiaries have limited operating histories and are in the development stage, and the Company is subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of a new business and development of new technologies in the cosmetic laser products industry. These include, but are not limited to, government regulation, competition, the need to expand manufacturing capabilities and market expertise, and setbacks in production, product development, market acceptance and sales and marketing. (See December 31, 1997 Form 10-K Item 1. "Description of Business.")

     New Ventures. The Company's CTI subsidiary has entered into agreements with healthcare providers to provide cosmetic laser services at laser treatment centers and plans to enter into more such agreements in the future. While the Company believes these new partnerships are strategically important, there are substantial uncertainties associated with the development of new products, technologies and services for evolving markets. The success of these ventures will be determined not only by the Company's efforts, but also by those of its partners. Initial timetables for the development and introduction of new technologies, products or services may not be achieved, and price/performance targets may not prove feasible. External factors, such as the development of competitive alternatives or government regulation, may cause new markets to evolve in unanticipated directions. (See "- Highly Competitive Industries," and December 31, 1997 Form 10-K Item 1. "Description of Business - Cosmetic Laser Services.")

     Investments in Unrelated Businesses. The Company has investments in marketable securities (consisting principally of Nexar Technology Inc. ("Nexar") and The American Materials and Technologies, Inc. ("AMTK") common stock). The Company's carrying value of these investments as of March 31, 1998 totals approximately $4.3 million. During April 1998, the Company sold a portion of its AMTK common stock for $1.4 million. In addition, in June of 1998, the Company sold 300,000 shares of Nexar common stock in a series of transactions for an aggregate amount of approximately $300,000. The Company's current market value of these investments totals approximately $3.3 million. The amount that the Company may ultimately realize from these investments could differ materially from the value of these investments recorded in the Company's financial statements, and the ultimate disposition of these investments could result in a loss to the Company. (See March 31, 1998 Form 10-Q Note 2 to Financial Statements and December 31, 1997 Form 10-K "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Notes 2 and 3(b) and (c) to Financial Statements.)

     Highly Competitive Industries. The cosmetic laser industry is highly competitive and is characterized by the frequent introduction of new products. The Company competes in the development, manufacture, marketing and servicing of cosmetic laser products with numerous other companies, certain of which have substantially greater financial, marketing and other resources than the Company. In addition, the Company's cosmetic laser products face competition from alternative medical products and procedures, such as electrolysis and waxing, among others. There can be no assurance that the Company will be able to differentiate its products from the products of its competitors or that the marketplace will consider the Company's products to be superior to competing products or medical procedures. There can be no assurance that competitors will not develop products or that new technologies will not be developed that render the Company's products obsolete or less competitive. (See "- Technological Obsolescence.") In addition, in entering areas of business in which it has little or no experience, such as the opening of laser treatment centers, the Company may not be able to compete successfully with competitors that are more established in such areas. (See "- New Ventures," and December 31, 1997 Form 10-K Item 1. "Description of Business - Cosmetic Laser Services.")

     Fluctuations in Quarterly Performance. The Company's results of operations have fluctuated substantially and can be expected to continue to vary significantly. The Company's quarterly operating results depend on a number of factors, including the timing of the introduction or acceptance of new products offered by the Company or its competitors, changes in the mix of products sold by the Company, changes in regulations affecting the cosmetic laser products industry, changes in the Company's operating expenses, personnel changes and general economic conditions.

     Volatility of Share Price. Factors such as announcements of developments related to the Company's business, announcements by competitors, quarterly fluctuations in the Company's financial results and other factors have caused the price of the Company's stock to fluctuate, in some cases substantially, and could continue to do so in the future. If revenues or earnings in any quarter fail to meet the investment community's expectations, there could be an immediate impact on the price of the Company's common stock. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's common stock.

     Government Regulation. The Company's laser product business segment is subject to regulation in the United States and abroad. Failure to comply with applicable regulatory requirements can result in fines, denial or suspension of approvals, seizures or recall of products, operating restrictions and criminal prosecutions, any or all of which could have a material adverse effect on the Company. Furthermore, changes in existing regulations or adoption of new regulations could prevent the Company from obtaining, or could affect the timing of, future regulatory approvals. (See December 31, 1997 Form 10-K Item 1. "Description of Business - Impact of Medical Device Regulations.")

     All laser medical devices, including those sold by the Company, are subject to regulation by the FDA under the Medical Device Amendments of the United States Food, Drug and Cosmetics Act of 1976, as amended (the "FDA Act"), pursuant to which the FDA regulates the clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices. Before a new device can be introduced into the market, the manufacturer must obtain market clearance through either the 510(k) premarket notification process or the lengthier premarket approval ("PMA") application process. Compliance with this process is expensive and time-consuming. Three of the Company's lasers have received clearance from the FDA through the 510(k) process for certain dermatological applications: the Q-switched RD-1200(TM) ruby laser for tattoo removal, the StarLight(TM) diode laser for hair and leg vein removal and the EpiLaser(R) hair removal laser. The Company is also investigating other applications in dermatology for its laser systems. It will be required to obtain FDA clearance before commercially marketing any other application. The Company believes that it will be able to seek such clearance under the 510(k) application process; however, no assurance can be given that the FDA will not require the Company to follow the more extensive and time-consuming PMA process. FDA review of a 510(k) application currently averages about seven to twelve months and requires limited clinical data based on substantial equivalence to a product marketed prior to 1976, while a PMA review can last for several years and require substantially more clinical data. There can be no assurance that the appropriate clearances from the FDA will be granted, that the process to obtain such clearances will not be excessively expensive or lengthy or that the Company will have sufficient funds to pursue such clearances. The Company's business, financial condition and operations are, and will continue to be, critically dependent upon timely receipt of FDA clearance for its current and proposed cosmetic laser products. Delays or failure to obtain such approval would have a material adverse effect on the Company.

     The FDA also imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, good manufacturing practices, record keeping and reporting requirements. The FDA may require postmarket testing and surveillance programs to monitor a product's effects. The Company is subject to the laser radiation safety regulations of the FDA Act administered by the National Center for Devices and Radiological Health ("CDRH") of the FDA. These regulations require a laser manufacturer to file new product and annual reports, to maintain quality control, product testing and sales records, to distribute appropriate operation manuals, to incorporate certain design and operating features in lasers sold to end-users and to certify and label each laser sold to end-users as one of four classes of lasers (based on the level of radiation from the laser). In addition, various warning labels must be affixed on the product and certain protective devices must be installed depending upon the class of product. Under the Act, the Company is also required to register with the FDA as a medical device manufacturer and is subject to inspection on a routine basis by the FDA for compliance with Quality Systems Regulations ("QSR"). QSR impose certain procedural and documentation requirements upon the Company relevant to its manufacturing, testing and quality control activities. Noncompliance with applicable FDA regulations, including QSR, can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any medical device manufactured or distributed by the Company. The Company believes that it is currently in compliance with these regulations.

     In order to be sold outside the United States, the Company's products are subject to FDA permit requirements that are conditioned upon clearance by the importing country's appropriate regulatory authorities. Many countries also require that imported products comply with their own or international electrical and safety standards. Additional approvals may be required in other countries. The Company's EpiLaser(R) laser system has received the CE Mark pursuant to the European Medical Device Directive which allows that laser to be sold in all countries that recognize the CE Mark, including the countries that comprise the European Community. The Company has not yet received international approval for its diode laser for use in cosmetic surgery and dermatology.

     Uncertainty of Market Acceptance. The Company continually develops new products intended for use in the cosmetic laser market. As with any new products, there is substantial risk that the marketplace may not accept or be receptive to the potential benefits of such products. Market acceptance of the Company's current and proposed products will depend, in large part, upon the ability of the Company or any marketing partners to demonstrate to the marketplace the advantages of the Company's products over other types of products. There can be no assurance that the marketplace will accept applications or uses for the Company's current and proposed products or that any of the Company's current or proposed products will be able to compete effectively. (See December 31, 1997 Form 10-K Item 1. "Description of Business - Competition.")

     Uncertainty of Healthcare Reimbursement and Reform. The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years, state and federal government regulation of reimbursement rates and capital expenditures in the United States healthcare industry has increased. Lawmakers continue to propose programs to reform the United States healthcare system, which may contain programs to increase governmental involvement in healthcare, lower Medicare and Medicaid reimbursement rates or otherwise change the operating environment for the Company's customers. Healthcare industry participants may react to these proposals by curtailing or deferring investments, including investments in the Company's products.

     Dependence on Third Party Researchers. The Company is substantially dependent upon third party researchers and others, over which the Company will not have absolute control, to satisfactorily conduct and complete research on behalf of the Company and to grant to the Company favorable licensing terms for products which may be developed. The Company has entered into research agreements with recognized research hospitals and clinical laboratories. At present, the Company's principal research partner is the Wellman Labs at MGH. The Company provides research funding, laser technology and optics know-how in return for licensing agreements with respect to specific medical applications and patents. Management believes that this method of conducting research and development provides a higher level of technical and clinical expertise than it could provide on its own and in a more cost efficient manner. The Company's success will be highly dependent upon the results of the research, and there can be no assurance that such research agreements will provide the Company with marketable products in the future or that any of the products developed under these agreements will be profitable for the Company. (See December 31, 1997 Form 10-K Item 1. "Description of Business - Research and Development" and Note 8 to Financial Statements.)

     Technological Obsolescence. The markets for the Company's products are characterized by rapid and significant technological change, evolving industry standards and frequent new product introductions and enhancements. Many of the Company's products and products under development are technologically innovative, and require significant planning, design, development and testing at the technological, product and manufacturing process levels. These activities require significant capital commitments and investment by the Company. The Company's failure to develop products in a timely manner in response to changes in the industry, whether for financial, technological or other reasons, will have a material adverse effect on the Company's business, financial condition and results of operations. (See December 31, 1997 Form 10-K Item 1. "Description of Business.")

     Patents/Possible Patent Infringements. The Company currently holds several patents and intends to pursue various additional avenues that it deems appropriate to protect its technology. There can be no assurance, however, that the Company will file any additional patent applications or that any patent applications that have been, or may be, filed will result in issued patents, or that any patent, patent application, know-how, license or cross-license will afford any protection or benefit to the Company. (See Item 1. "Description of Business - Patents and Licenses.")

     The laser industry is characterized by frequent litigation regarding patent and other intellectual property rights. Because patent applications are maintained in secrecy in the United States until such patents are issued and are maintained in secrecy for a period of time outside the United States, the Company can conduct only limited searches to determine whether its technology infringes any patents or patent applications. Any claims for patent infringement could be time-consuming, result in costly litigation, diversion of technical and management personnel, cause shipment delays, require the Company to develop noninfringing technology or to enter into royalty or licensing agreements. Although patent and intellectual property disputes in the laser industry have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and often require the payment of ongoing royalties, which could have a negative impact on gross margins. There can be no assurance that necessary licenses would be available to the Company on satisfactory terms, or that the Company could redesign its products or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling some of its products. This could have a material adverse effect on the Company's business, results of operations and financial condition. Conversely, costly and time consuming litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others.

     The Company is aware of patents relating to laser technologies used in certain applications. The Company intends to pursue such laser technologies in the future; hence, if the patents relating to those technologies are valid and enforceable, they may be infringed by the Company. After consulting with outside counsel to the Company, the Company believes that it is not infringing currently on patents held by others; however, were the issue ever to be litigated, a court could reach a different opinion. If the Company's current or proposed products are, in the opinion of patent counsel, infringing on any of these patents, the Company intends to seek nonexclusive, royalty-bearing licenses to such patents but there can be no assurance that any such license would be available on favorable terms, if at all. The Company recently prevailed in a suit filed by one of its competitors alleging patent infringement. However, no assurance can be given that other infringement claims will not be made or that the Company would prevail in any legal action with respect thereto. Defense of a claim of infringement would be costly and could have a material adverse effect on the Company's business, even if the Company was to prevail. (See March 31, 1998 Form 10-Q Item 1. "Legal Proceedings.")

     Dependence on Proprietary Rights. The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

     Risks Associated with Pending Litigation. The Company and its subsidiaries are involved in disputes with third parties. Such disputes have resulted in litigation with such parties and, although the Company is a plaintiff in several matters, the Company is subject to claims and counterclaims for damages and has incurred, and likely will continue to incur, legal expenses in connection with such matters. There can be no assurance that such litigation will result in favorable outcomes for the Company. An adverse result or action brought by some of the holders of the Company's Swiss Franc Debentures could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is unable to determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of these proceedings. These matters may result in diversion of management time and effort from the operations of the business. (See March 31, 1998 Form 10-Q Item 1. "Legal Proceedings.")

     Need for Additional Qualified Personnel. The Company's ability to develop, manufacture and market all of its products, and to attain a competitive position within the laser products industry, will depend, in large part, on its ability to attract and retain qualified personnel. Competition for qualified personnel in these industries is intense and the Company will be required to compete for such personnel with companies which may have greater financial and other resources. There can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel it requires to grow and operate profitably. The Company's inability to attract and retain such personnel could have a material adverse effect upon its business.

     Issuance of Preferred Stock and Debentures Could Affect Rights of Common Shareholders. The Company is authorized to issue up to five million shares of Preferred Stock, $.01 par value. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. In July 1996, the Company issued 6,000 shares of Series F Convertible Preferred Stock at a price of $1,000 per share. In September 1996, the Company issued 10,000 shares of Series G Convertible Preferred Stock at a price of $1,000 per share. As of June 17, 1998, 8,120 shares of the Series G Convertible Preferred Stock were converted into 1,507,110 shares of common stock, 956,388 shares of common stock of Nexar and $47,731 in cash dividends. In March 1997, the Company issued 6,000 shares of Series H Convertible Preferred Stock at a price of $1,000 per share. In May 1997, the Company issued 10,000 shares of Series H Convertible Preferred Stock at a price of $1,000 per share. As of June 17, 1998, 15,300 shares of the Series H Convertible Preferred Stock were converted/redeemed into 9,392,808 shares of common stock and $3,791,890.

     In July 1996, the Company issued 9,675 units in a convertible debenture financing. Each unit consisted of a convertible debenture denominated in 1,000 Swiss francs and a warrant to purchase 24 shares of the Company's common stock at $16.50 per share. In February 1997, the Company redeemed 300 units for an aggregate price of $195,044. In November 1997, the remaining 9,375 units were converted into 914,028 shares of common stock. (See March 31, 1998 Form 10-Q
Item 1. "Legal Proceedings.") In March 1997, the Company issued $500,000 in 6% Convertible Debentures. In September 1997, the Company issued $7,000,000 in 6%, 7% and 8% Convertible Debentures. The holders were issued 413,109 shares upon issuance in lieu of a discount. In addition, as of June 17, 1998, $3,000,000 principal amount was converted into 2,805,540 shares of common stock. The Company also redeemed $2,000,000 principal amount for $2,196,667.

     The issuance of any such additional Preferred Stock or Debentures could affect the rights of the holders of common shares, and could reduce the market price of the common shares. In particular, specific rights granted to future holders of Preferred Stock or Debentures could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by the existing control group. (See March 31, 1997 Form 10-Q Notes 6, 7 and 8 to Financial Statements and December 31, 1997 Form 10-K
Item 1. "Description of Business," Item 5. "Market for Common Equity and Related Stockholder Matters," and Notes 6, 7 and 13 to Financial Statements.)

     Issuance of Reserved Shares; Registration Rights. As of June 17, 1998, the Company had 68,418,030 shares of common stock outstanding. The Company has reserved an additional 34,239,091 shares for issuance as follows: (1) 6,707,655 shares for issuance to key employees, officers, directors, consultants and advisors pursuant to the Company's Stock Option Plans; (2) 700,000 shares for issuance to employees, officers and directors pursuant to the Company's 401(k) Plan; (3) 455,851 shares for issuance pursuant to the Company's Employee Stock Purchase Plan; (4) 17,508,030 shares for issuance upon exercise of three-, four-, five- and seven year warrants issued to certain lenders, investors, consultants, directors and officers (a portion of which are subject to certain antidilutive adjustments); (5) 45,455 shares for issuance upon conversion of $500,000 principal amount of 6% Convertible Debentures; (6) 3,694,460 shares for issuance upon conversion of $2,000,000 principal amount of a 6%, 7% and 8% Convertible Debenture; (7) 600,000 shares for issuance upon conversion of 6,000 shares of Series F Convertible Preferred Stock; (8) 2,707,373 shares for issuance upon conversion of 1,880 shares of Series G Convertible Preferred Stock; and (9) 1,820,267 shares for issuance upon conversion of 700 shares of Series H Convertible Preferred Stock. All of the foregoing reserved shares are, or the Company intends for them shortly to be, registered with the Securities and Exchange Commission and therefore freely salable on Nasdaq or elsewhere.

     Product Liability Exposure. Cosmetic laser product companies face an inherent business risk of financial exposure to product liability claims in the event that the use of their products results in personal injury. The Company's products are and will continue to be designed with numerous safety features, but it is possible that patients could be adversely affected by use of one of the Company's products. Further, in the event that any of the Company's products prove to be defective, the Company may be required to recall and redesign such products. Although the Company has not experienced any material losses due to product liability claims to date, there can be no assurance that it will not experience such losses in the future. The Company maintains general liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate and maintains umbrella coverage in the aggregate amount of $25,000,000; however, there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred. In the event the Company is found liable for damages in excess of the limits of its insurance coverage, or if any claim or product recall results in significant adverse publicity against the Company, the Company's business, financial condition and results of operations could be materially and adversely affected. In addition, although the Company's products have been and will continue to be designed to operate in a safe manner, and although the Company attempts to educate medical personnel with respect to the proper use of its products, misuse of the Company's products by medical personnel over whom the Company cannot exert control may result in the filing of product liability claims or significant adverse publicity against the Company.

     International Operations. Because the Company has minimal experience in marketing and distributing its products internationally, it engaged Coherent, a company with particular experience in international markets, to serve as its distributor in international markets. (See "- Dependence on New Relationship with Coherent" and December 31, 1997 Form 10-K Item 1. "Description of Business
- Marketing, Distribution and Service.") Accordingly, the Company's success in international markets will be substantially dependent upon the skill and expertise of Coherent in marketing the Company's products. There can be no assurance that Coherent will be able to successfully market, sell and deliver the Company's products in these markets. In addition, there are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, management's lack of international expertise, political instability and fluctuations in currency exchange rates and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition or operating results. (See December 31, 1997 Form 10-K Item 1. "Financial Information About Exports by Domestic Operations.")

     Need for Continued Product Development. Although the Company received FDA clearance in March and December 1997, respectively, to commercially market its EpiLaser(R) and LightSheer(TM) laser systems for hair removal, the Company is continuing its development of both products. The Company is continuing to study both laser systems to optimize performance and treatment parameters. (See December 31, 1997 Form 10-K Item 1. "Description of Business.")

     Dependence on Suppliers. The Company relies on outside suppliers for substantially all of its manufacturing supplies, parts and components. Several component parts of the Company's cosmetic laser products are manufactured exclusively by one supplier. There can be no assurance that the Company will be able to obtain a sufficient supply of such components at commercially reasonable prices or at all. A shortage of necessary parts and components or the inability of the Company to obtain such parts and components would have a material adverse effect on the Company's business, financial condition and results of operations. (See December 31, 1997 Form 10-K Item 1. "Description of Business - Production and Sources and Availability of Materials.")

     Significant Outstanding Indebtedness; Subordination of Debentures. The Company has incurred substantial indebtedness in relation to its equity capital and will be subject to all of the risks associated with substantial leverage, including the risk that available cash may not be adequate to make required payments to the holders of the Company's debentures. The Company's ability to satisfy its obligations under the debentures from cash flow will be dependent upon the Company's future performance and will be subject to financial, business and other factors affecting the operation of the Company, many of which may be beyond the Company's control. In the event the Company does not have sufficient cash resources to satisfy quarterly interest or other repayment obligations to the holders of the debentures, the Company will be in default under the debentures, which would have a material adverse effect on the Company. To the extent that the Company is required to use cash resources to satisfy interest payments to the holders of the debentures, it will have fewer resources available for other purposes. Inability of the Company to repay the debentures upon maturity would have a material adverse effect on the Company, which could result in a reduction of the price of the Company's shares. The debentures will be unsecured and subordinate in right of payment to all senior indebtedness of the Company. The debentures do not restrict the Company's ability to incur additional senior indebtedness and most other indebtedness. The terms of senior indebtedness now existing or incurred in the future could affect the Company's ability to make payments of principal and/or interest to the holders of debentures. (See March 31, 1998 Form 10-Q Note 8 to Financial Statements and December 31, 1997 Form 10-K Item 5. "Market for Registrant's Common Equity and Related Shareholder Matters" and Note 6 to Financial Statements.)

     Potential Effect of Anti-takeover Provisions. The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 could have the effect of delaying or preventing a change of control of the Company. The Company's stock option grants generally provide for an exercise of some or all of the optioned stock, including nonvested shares, upon a change of control or similar event. The Board of Directors has authority to issue up to 5,000,000 shares of Preferred Stock and to fix the rights, preference, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the common stock. (See "- Issuance of Preferred Stock and Debentures Could Affect Rights of Common Shareholders.")

     Year 2000. The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex, as virtually every computer operation will be affected in the same way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is at this time utilizing internal resources to identify, correct or reprogram, and test the systems for year 2000 compliance. However, there can be no assurance that the systems of other companies on which the Company's systems rely will also be converted in a timely manner or that any such failure to convert by another company would not have an adverse effect on the Company's systems. Management is in the process of assessing the year 2000 compliance costs; however, based on information to date (excluding the possible impact of vendor systems), management does not believe that it will have a material effect on the Company's earnings. (See December 31, 1997 Form 10-K Note 12(c) to Financial Statements.)

                                   THE COMPANY

     The Company was organized to design, manufacture and market lasers, delivery systems and related disposable products for use in medical procedures. The Company currently operates in two business segments: cosmetic laser products and cosmetic laser services. The Company recently divested itself of its non-core electronics subsidiaries. In the cosmetic laser products segment, the Company is focusing its efforts on the FDA-cleared EpiLaser(R) hair removal laser and the FDA-cleared LightSheer(TM) diode laser and other lasers that are currently under development. The Company recently entered into an agreement with the world's largest laser company, Coherent, pursuant to which Coherent acts as exclusive distributor of the Company's hair removal systems. Under this agreement, Coherent will obtain a right of first refusal to distribute the Company's future laser products and Coherent and the Company have agreed to cross-license certain hair removal technology. The Company anticipates that Coherent, with its direct sales force number over 200, will be able to sell the Company's products in greater volume than the Company could in the past through its independent sales representatives. In addition, on May 22, 1998, Coherent loaned the Company $3,000,000 for working capital requirements and agreed to loan the Company an additional $1,000,000 through June 21, 1998 at the Company's request. The Company anticipates that it will borrow this additional $1,000,000 by June 21, 1998. These loans bear interest at 8.5% per annum and are due September 15, 1998.

     The Company is developing ruby and diode cosmetic lasers for use in clinical trails and is engaged in the research and development of additional cosmetic laser and surgical products. (See December 31, 1997 Form 10K "Item 1. Description of Business--Research and Development.") The Company has entered into a number of research agreements with recognized research hospitals and clinical laboratories. The Company provides research funding, laser technology and optics know-how in return for licensing agreements to specific cosmetic laser applications and patents. Management feels that this method of conducting research and development provides a higher level of technical and clinical expertise than it could provide on its own and in a more cost efficient manner.

     In late 1996, Cosmetic Technology International, Inc. ("CTI") was formed as a wholly-owned subsidiary of the Company. CTI is a services company which is engaged in establishing cosmetic dermatological laser and medical device beta sites with medical services partners in key geographic locations. Each site will be provided a turnkey package of laser and medical device technology, equipment, training and service, strategic advertising and marketing programs, and management assistance. In early 1997, a binding letter of intent was completed with Columbia/HCA, a $20 billion company and one of the world's largest owners and operators of medical facilities, to establish revenue sharing sites in different areas of the country in existing Columbia/HCA facilities. To date, CTI has established thirteen sites, one of those in conjunction with Columbia/HCA. CTI's revenues from its operations for the year ended December 31, 1997 were approximately $900,000.

     The Company will continue to develop, acquire or license technologies that can be integrated into its current and proposed products in the cosmetic laser business segment. The Company intends to address very large markets incorporating its core technology with proprietary products and services and structure its operations to strive to be the low-cost producer and provider of these products and services. The Company intends to seek agreements or arrangements with other medical products and high technology companies in order to acquire technical and financial assistance in the research and development of such products and in the extensive experimentation and testing required to obtain regulatory approvals in the United States and elsewhere.




                                 USE OF PROCEEDS

     The Company will receive no part of the proceeds from the sale of any of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth information concerning the beneficial ownership of shares of common stock by the Selling Stockholders as of the date of this Prospectus and the number of such shares included for sale in this Prospectus assuming the sale of all Shares being offered by this Prospectus. The number of shares included in the Registration Statement of which this Prospectus is a part and available for resale is subject to adjustment and could be materially more or less than such estimated amount depending on factors which cannot be predicted by the Company at this time. To the best of the Company's knowledge, except as stated in this Prospectus, the Selling Stockholders have not held any office or maintained any material relationship with the Company or any of its predecessors or affiliates over the past three years. The Selling Stockholders reserve the right to reduce the number of shares offered for sale or to otherwise decline to sell any or all of the Shares registered hereunder.

                                             Shares                Shares                 Shares
                                             owned                 to be                  owned
Selling                                      prior to              sold in                after
Stockholders                                 Offering (1)          Offering               Offering (2)
------------------------------------------------------------------------------------------------------

The Travelers Insurance Company (3)           6,873,289            4,000,000              2,879,289     4.2%
One Tower Square, 9PB
Hartford, CT  06183-30

A.I.M. Overseas Ltd. (3)                      3,000,000            3,000,000              -              -
C/o LIS S.A.
1, rue Goethe
L-1637 Luxembourg

TJJ Corporation (3)                           2,200,000            2,200,000              -              -
C/o Cres Development Corp.
50 Salem Street
Lynnfield, MA  01940

PAR Investment Partners, L.P. (3)             2,000,000            2,000,000              -              -
One Financial Center, Suite 1600
Boston, MA  02111

Pequot Scout Fund, L.P. (3)                     500,000              500,000              -               -
354 Pequot Avenue
Southport, CT  06490

Leonard Donadio (3)                             200,000              200,000              -                -
170 Partridge Lane
Concord, MA  01742-2651

Ronald E. Scott (3)                             200,000              200,000              -               -
3825 Potomac Avenue
Dallas, TX  75205

Richard E. Carter (3)                           200,000              200,000              -                -
P.O. Box 81
Nahant, MA  01908

Jeffrey R. Power (3)                            200,000              200,000              -                -
74 Beach Street
Cohasset, MA  02025

                                       16

Joseph Fedele Trustee of the
Hoseph Fedele Living Trust
dated July 23, 1996 (3)                         200,000              200,000              -                -
455 Front Street
Lahaina, HI  94761

Robert Donadio (3)                              200,000              200,000              -                -
45 Mitchell Grant Way
Bedford, MA  01730

Edward J. Stewart III (3)                       200,000              200,000              -                -
53 Temple Road
Wellesley, MA  02181

Frederick F. Margosian (3)                      200,000              200,000              -                -
21 Butterfield Road
Lexington, MA  02173

IRA John T. Walsh, Jr. (3)                      100,000              100,000              -                -
c/o Fechtor, Detwiler & Co., Inc.
225 Frankling Street
Boston, MA  02110

Jeremy R. Whittle (3)                           100,000              100,000              -                -
P.O. Box FLR 80
Flatts
Bermuda FLBX

Robert R. Detwiler (3)                          100,000              100,000              -               -
c/o Fechtor, Detwiler & Co., Inc.
225 Frankling Street
Boston, MA  02110

IRA Robert R. Detwiler Rollover (3)             100,000              100,000              -               -
c/o Fechtor, Detwiler & Co., Inc.
225 Frankling Street
Boston, MA  02110

Alan G. Zaring, IV (3)                          100,000              100,000              -               -
11300 Cornell Park Drive
Cincinnati, OH  45242

H. Bruce Boal (3)                               100,000              100,000              -               -
9 Redstone Lane
Marblehead, MA  01945

Kenneth M. Dorros (3)                           100,000              100,000              -               -
241 Shoddy Mill Road
Glastonbury, CT  06033

Kalman Kobrin (3)                               100,000              100,000              -               -
1691 Revere Beach Parkway
Everett, MA  02149

                                       17

Nicholas Menonna Jr. (3)                        100,000              100,000              -               -
28 Mountain View Road
Cresskill, NJ  07626

Charles Schultz (3)                             100,000              100,000              -               -
1691 Revere Beach Parkway
Everett, MA  02149

Angela DeFelippi (3)                            100,000              100,000              -                   -
838 Farmington Avenue
Farmington, CT  06032

Peter Fenton (4)                                107,500              107,500              -                   -
7 Worthen Road
Winchester, MA  01890

Robert Detwiler (4)                             107,500              107,500              -                   -
c/o Fechtor, Detwiler & Co., Inc.
225 Frankling Street
Boston, MA  02110

Sheldon Fechtor (4)                              56,250               56,250              -               -
151 Tremont Street, Apt. 196
Boston, MA  02111

Richard Fechtor (4)                              56,250               56,250              -               -
c/o Fechtor, Detwiler & Co., Inc.
225 Frankling Street
Boston, MA  02110

Hector Wiltshire (4)                             22,500               22,500              -               -
4200 Coral Hills Drive
Coral Srpings, FL  33065

Jeffrey R. Power (4)                              7,500                7,500              -               -
74 Beach Street
Cohasset, MA  02025

Karl Niehoff (4)                                  2,500                2,500              -               -
c/o Fechtor, Detwiler & Co., Inc.
225 Frankling Street
Boston, MA  02110

Hector Wiltshire (5)                            125,000              125,000              -               -
4200 Coral Hills Drive
Coral Srpings, FL  33065

Peter Fenton (6)                                 25,000               25,000              -                -
7 Worthen Road
Winchester, MA  01890

Robert Detwiler (6)                              15,000               15,000              -                -
c/o Fechtor, Detwiler & Co., Inc.
225 Frankling Street
Boston, MA  02110

                                       18

Richard Fechtor (6)                               5,000                5,000              -               -
c/o Fechtor, Detwiler & Co., Inc.
225 Frankling Street
Boston, MA  02110

Sheldon Fechtor (6)                               5,000                5,000              -                -
151 Tremont Street, Apt. 196
Boston, MA  02111

Cavendish Distribution Corporation  Ltd.(7)     100,000              100,000              -               -
Kissack Court
29 Parliament Street
Ramsey/Isle of Man

BlueStone Capital Partners, L.P. (8)             15,000               15,000              -               -
575 Fifth Avenue
New York, NY  10017

Robert Emmons (9)                                 2,000                2,000              -               -
c/o Ira Zuckerman
3355 Lenox Road, Suite 1150
Atlanta, GA  30326


1. Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the ownership of such individual or group.

2. The amount and (if one percent or more) the percentage of outstanding Common Stock.

3. Represents common stock and warrants issued pursuant to a Securities Purchase Agreement dated February 20, 1998.

4. Represents warrants issued as brokers' fees relating to a Securities Purchase Agreement dated February 20, 1998.

5. Represents warrants issued as interest on $2 million Bridge Loan issued March 27, 1998, due May 20, 1998.

6. Represents warrant issued as brokers' fees relating to a $2 million Bridge Loan issued March 27, 1998, due May 26, 1998.

7.   Represents shares issued in connection with advisory services.

8.   Represents  shares  issued  as  compensation  for  investor   relations
     services.

9. Represents shares issued in connection with a Settlement Agreement dated March 4, 1998.

                              PLAN OF DISTRIBUTION

     The 15,052,000 shares being registered herein for sale by the Selling Stockholders consists of (i) 7,200,000 shares of common stock issued pursuant to a Securities Purchase Agreement dated February 20, 1998, (ii) 7,735,000 shares of common stock issuable pursuant to certain common stock purchase warrants,
(iii) 100,000 shares of common stock issued in connection with advisory services
(iv) 15,000 shares of common stock issued in connection with investor relations services and (v) 2,000 shares of common stock issued to an individual pursuant to a Settlement Agreement dated March 4, 1998

     The Selling Stockholders and their respective pledgees, donees, transferees and other successors in interest may sell the common stock registered in connection with this Offering on the Nasdaq market system or otherwise. There will be no charges or commissions paid to the Company by the Selling Stockholders in connection with the resale of shares offered hereby. It is anticipated that usual and customary brokerage fees will be paid by the Selling Stockholders upon sale of the Common Stock offered hereby. The Company will pay the other expenses of this Offering. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at fixed prices, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of Nasdaq; (d) ordinary brokerage transactions and (e) used to cover short sales. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated prior to the sale. The Selling Stockholders and brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which the Selling Stockholders will be required to make in respect thereof.

                                     EXPERTS

     The audited financial statements incorporated by reference in this registration statement and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said Firm as experts in accounting and auditing. Reference is made to said report which includes an explanatory paragraph regarding the Company's ability to continue as a going concern.

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Sarah Burgess Reed, General Counsel to the Company.

                                 LEGAL OPINIONS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by its General Counsel.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the Common Stock to be registered are estimated (except for the Securities and Exchange Commission filing fee) below. All such expenses will be paid by the Registrant.

       Securities and Exchange Commission Filing Fee                $9,352
       Accounting Fees and Expenses                                  2,500
       Legal Fees and Expenses                                       2,000
       Blue Sky Filing Fees and Expenses                               500
       Printing and Mailing Costs                                      100
       Transfer Agent Fees                                             500
       Miscellaneous                                                   500
                                                              ------------------
                                   Total Expenses                  $15,452
                                                              ==================


Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. The Company's Certificate of Incorporation includes the following language:

"To the maximum extent permitted by Section 102(b)(7) of the General Corporation Laws of Delaware, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the General Corporation Law of the State of Delaware generally provides that a corporation may indemnify any director, officer, employee or agent against expenses, judgments, fines and amounts paid in settlement in connection with any action against him by reason of his being or having been such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, if he is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless a court determines that he is nevertheless entitled to indemnification. If he is successful on the merits or otherwise in defending the action, the corporation must indemnify him against expenses actually and reasonably incurred by him. Article IX of the Company's Bylaws provides indemnification as follows:

Indemnification

SECTION 1. Actions, Etc. Other Than by or in the Right of the Corporation. The Corporation shall, to the full extent legally permissible, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding, and all appeals (but excluding any such action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, executive officer (as hereinafter defined) or advisory council member of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct in question was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that the conduct in question was unlawful. As used in this Article IX, an "executive officer" of the Corporation is the president, treasurer, a vice president given the title of executive vice president, or any officer designated as such pursuant to vote of the Board of Directors.

SECTION 2. Actions. Etc. by or in the Right of the Corporation. The Corporation shall, to the full extent legally permissible, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, including appeals, by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director or executive officer of the Corporation as defined in Section 1 of this Article, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 3. Determination of Right of Indemnification. Any indemnification of a director or officer (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that such indemnification is proper in the circumstances because the director or executive officer has met the applicable standard of conduct as set forth in Sections 1 and 2 hereof. Such a determination shall be reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) (if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or
(iii) by the stockholders.

SECTION 4. Indemnification Against Expenses of Successful Party. Notwithstanding any other provision of this Article, to the extent that a director or officer of the Corporation has been successful in whole or in part on the merits or otherwise, including the dismissal of an action without prejudice, in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against all expenses incurred in connection therewith.

SECTION 5. Advances of Expenses. Expenses incurred by a director or officer in any action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of thereof, if such person shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors, or (ii) (if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board of Directors or such counsel at the time such determination is made, such person has not met the relevant standards set forth for indemnification in
Section 1 or 2, as the case may be.

SECTION 6. Right to Indemnification Upon Application: Procedure Upon Application. Any indemnification or advance under Sections 1, 2, 4 or 5 of this Article shall be made promptly, and in any event within ninety days, upon the written request of the person seeking to be indemnified, unless a determination is reasonably and promptly made by the Board of Directors that such person acted in a manner set forth in such Sections so as to justify the Corporation's not indemnifying such person or making such an advance. In the event no quorum of disinterested directors is obtainable, the Board of Directors shall promptly appoint independent legal counsel to decide whether the person acted in the manner set forth in such Sections so as to justify the Corporation's not indemnifying such person or making such an advance. The right to indemnification or advances as granted by this Article shall be enforceable by such person in any court of competent jurisdiction, if the Board of Directors or independent legal counsel denies the claim therefor, in whole or in part, or if no disposition of such claim is made within ninety days.

SECTION 7. Other Right and Remedies: Continuation of Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, Vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. All rights to indemnification or advancement under this Article shall be deemed to be in the nature of contractual rights bargained for and enforceable by each director and executive officer as defined in Section 1 of this Article who serves in such capacity at any time while this Article and other relevant provisions of the General Corporation Law of the State of Delaware and other applicable laws, if any, are in effect. All right to indemnification under this Article or advancement of expenses shall continue as to a person who has ceased to be a director or executive officer, and shall inure to the benefit of the heirs, executors and administrators of such a person. No repeal or modification of this Article shall adversely affect any such rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The Corporation shall also indemnify any person for attorneys' fees, costs, and expenses in connection with the successful enforcement of such person's rights under this Article.

SECTION 8. Other Indemnities. The Board of Directors may, by general vote or by vote pertaining to a specific officer, employee or agent, advisory council member or class thereof, authorize indemnification of the Corporation's employees and agents, in addition to those executive officers and to whatever extent it may determine, which may be in the same manner and to the same extent provided above.

SECTION 9. Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, advisory council member or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

SECTION 10. Constituent Corporations. For the purposes of this Article, reference to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

SECTION 11. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, executive officer, advisory council member, and those employees and agents of the Corporation granted indemnification pursuant to Section 3 hereof as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding, and all appeals, and any action by the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated or by any other applicable law.

SECTION 12. Other Enterprises. Fines. and Serving at Corporation's Request. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation" as referred to in this Article.

Item 16. EXHIBITS

     The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

  Exhibit No.   Description

        4(a) Specimen certificate for the Common Stock, incorporated by reference to Exhibit No. 4.1 of the Company's Annual Report on Form 10-KSB/A-4 for the fiscal year ending December 31, 1996 filed on July 11, 1997.

        4(b)*   Form of Warrant to Purchase Common Stock.

        5* Opinion of General Counsel of Palomar regarding legality of shares registered hereunder.

        23(a)*  Consent of Arthur Andersen LLP, independent public accountants.

        23(b)*  Consent of General Counsel of Palomar (included in Exhibit 5).

Item 17. UNDERTAKINGS

(1)     The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs 2(a)(i) and 2(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to
        Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on June 18, 1998.

                                       PALOMAR MEDICAL TECHNOLOGIES, INC.



                                       By: /s/ Louis P. Valente
                                           -----------------------------
                                       Louis P. Valente, Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

   Signature                                 Title                                                      Date

   /s/  Louis P. Valente                     Chairman of the Board                                      June 18, 1998
   --------------------------------------    President and Chief Executive
   Louis P. Valente                          Officer (Principal Executive Officer)


   /s/  Joseph P. Caruso                     Chief  Financial Officer and Treasurer                     June 18, 1998
   --------------------------------------    (Principal Financial and Accounting
   Joseph P. Caruso                          Officer)


   /s/  Nicholas P. Economou                 Director                                                   June 18, 1998
   --------------------------------------
   Nicholas P. Economou

   /s/ A. Neil Pappalardo                    Director                                                   June 18, 1998
   --------------------------------------
   A. Neil Pappalardo

   /s/ James G. Martin                       Director                                                   June 18, 1998
   --------------------------------------
   James G. Martin
